Exhibit 10.12

PERFORMANCE EARNINGS AGREEMENT

This PERFORMANCE EARNINGS AGREEMENT (this “Agreement”) is dated as of December 31, 2021 by and among Tarrant Remain Co I, L.P., a Delaware limited partnership (“RemainCo I”), Tarrant Remain Co II, L.P., a Delaware limited partnership (“RemainCo II”), Tarrant Remain Co III, L.P., a Delaware limited partnership (“RemainCo III” and, together with RemainCo I and RemainCo II, the “RemainCo Partnerships” and, each, a “RemainCo Partnership”), TPG Holdings I, L.P., a Delaware limited partnership (“TPG OG I”), TPG Holdings II, L.P., a Delaware limited partnership (“TPG OG II”), and TPG Holdings III, L.P., a Delaware limited partnership (“TPG OG III” and, together with TPG OG I and TPG OG II, the “TPG OG Partnerships” and, each, a “TPG OG Partnership”) and TPG Partners, LLC, a Delaware limited partnership (“PubCo”).

WHEREAS, the parties to this Agreement desire to provide for the contribution by the TPG OG Partnerships to the RemainCo Partnerships of (i) certain limited partnership interests including the associated rights to certain distributions of Carried Interest (as defined below) in respect of the Identified Funds (as defined below) formed before the date hereof and the obligations to make certain contributions in respect of Clawback Obligations (as defined below) of such Identified Funds and (ii) the right to a share of the Carried Interest in respect of the Future Funds and Split Funds (each as defined below) and the Identified Funds formed after the date hereof and the obligation to make certain contributions in respect of Clawback Obligations (as defined below) of such Identified Funds, Future Funds and Split Funds.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties to this Agreement agree as follows:

ARTICLE 1

Definitions

Section 1.1. Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Adjusted Carried Interest” has the meaning set forth in Section 2.2(a).

“Adjusted RemainCo Base Entitlement” means, with respect to a TPG Fund that has its First Closing after the fifth anniversary of the IPO Date, a number, expressed as a percentage, equal to (i) the RemainCo Base Entitlement for such Fund if it were to have had a First Closing prior to the fifth anniversary of the IPO Date multiplied by (ii) the Adjustment Factor with respect to such Fund.

“Adjustment Factor” means the factor set forth in the following table under the heading “Adjustment Factor” across from the applicable date range during which a Fund had its First Closing:

Time of First Closing	Adjustment Factor
On or following the 5th anniversary of the IPO Date and prior to the 6th anniversary of the IPO Date	0.909
On or following the 6th anniversary of the IPO Date and prior to the 7th anniversary of the IPO Date	0.818
On or following the 7th anniversary of the IPO Date and prior to the 8th anniversary of the IPO Date	0.727
On or following the 8th anniversary of the IPO Date and prior to the 9th anniversary of the IPO Date	0.636
On or following the 9th anniversary of the IPO Date and prior to the 10th anniversary of the IPO Date	0.545
On or following the 10th anniversary of the IPO Date and prior to the 11th anniversary of the IPO Date	0.455
On or following the 11th anniversary of the IPO Date and prior to the 12th anniversary of the IPO Date	0.364
On or following the 12th anniversary of the IPO Date and prior to the 13th anniversary of the IPO Date	0.273
On or following the 13th anniversary of the IPO Date and prior to the 14th anniversary of the IPO Date	0.182
On or following the 14th anniversary of the IPO Date and prior to the 15th anniversary of the IPO Date	0.091
On or following the 15th anniversary of the IPO Date	0.000

“Administrative Services Agreement” means that certain Administrative Services Agreement, dated on or about the date hereof, by and between TPG Global, LLC and certain other parties thereto.

“Affiliate” means, with respect to any Person, any other Person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such other Person; provided that the following shall be deemed not to be Affiliated with TOG for purposes of this agreement: (a) any direct or indirect portfolio company of any TPG Fund or any Excluded Fund, and (b) any personal or family investment vehicle of any current or former TPG founder or TPG partner, or any direct or indirect portfolio company thereof.

“Applicable RemainCo Percentage” means (i) with respect to any Future Fund or Split Fund in which a Third Party is allocated no Carried Interest of such Fund, 15%; (ii) with respect to any Future Fund or Split Fund in which a Third Party is allocated more than 0% and less than 25% of the Carried Interest of such Fund, an amount equal to (x) the sum of 100 minus the allocation of such Carried Interest to such Third Party minus 20 multiplied by (y) 0.1875; and (iii) with respect to any Future Fund or Split Fund in which a Third Party is allocated 25% or more of the Carried Interest of such Fund, an amount, equal to (x) the sum of 100 minus the allocation of such Carried Interest to such Third Party multiplied by (y) 0.15.

“AUM” means assets under management.

“Carried Interest” means distributions in respect of so-called carried interest, promote, or incentive allocation to a general partner or special limited partner of a Fund. For the avoidance of doubt, Carried Interest does not include performance earnings accounted for as fee-related earnings on the financial statements of any of the TPG OG Partnerships (for example, performance earnings structured as a fee based upon portfolio appreciation as in TPG’s TRTX REIT structure) and is reported as fee related earnings in PubCorp’s non-GAAP measures.

“Carry Vehicle” means, with respect to each TPG Fund, the entity through which the TPG OG Partnerships participate in the Carried interest, typically referred to as a “GenPar”.

“Counterparty” means any unaffiliated business, firm or platform that is the counterparty to a Combination with TPG.

“Counterparty Successor Fund” any Fund that (i) is marketed as an immediate or subsequent successor to a Fund that was formed by a Counterparty prior to the closing of the Combination between such Counterparty and TPG, and (ii) has substantially the same investment mandate as its predecessor Fund (as disclosed in the offering documents for such subsequent Fund as of its First Closing).

“Clawback Obligation” means any obligation to make a payment in respect of a so-called “clawback” of Carried Interest in accordance with the applicable TPG Fund’s fund documentation, including any so-called interim “clawback” or, to extent related to the Carried Interest, any “LP clawback” or “all Partner clawback”.

“Combination” means any of the following: (i) a transaction pursuant to which TOG acquires (regardless of the form of transaction, including a stock or asset acquisition, merger or other combination) an unaffiliated business, firm or platform together with substantially all of the rights to manage a Fund with at least $100M in AUM from bona fide third-party investors, (ii) any single hire or team “lift-out” transaction pursuant to which TOG acquires a Person or Persons together with substantially all of the rights to manage a Fund with at least $100M in AUM from bona fide third-party investors, (iii) any merger or other combination with a substantially comparably sized business (i.e., a merger of equals), or (iv) a transaction pursuant to which a Counterparty acquires all or substantially all of TOG (regardless of the form of transaction, including a stock or asset acquisition, merger or other combination).

“Excluded Fund” means any of the following: (i) any Fund of a Counterparty that held a First Closing before the applicable Combination, (ii) any Counterparty Successor Fund(s), and (iii) any New Fund that PubCorp determines pursuant to Section 2.3 is primarily attributable to the Counterparty.

“First Closing” means (i) with respect to a TPG Fund, the date upon which such TPG Fund has a first closing with investors not affiliated with TOG or (ii) with respect to a Counterparty’s Fund, the date upon which such Fund has a first closing with investors not affiliated with the Counterparty.

“Fund” means any investment fund, separately managed account or similar investment vehicle, together with its related parallel investment entities, alternative investment vehicles, co-investment vehicles or other special purpose vehicles, in each case, that pays performance allocations or performance fees.

“Future Fund” means (i) any TPG Fund that held a First Closing after the date hereof and is not an Identified Fund, an Excluded Fund or a Split Fund, or (ii) any New Fund that PubCorp determines in accordance with Section 2.3(a) is primarily attributable to TPG (as opposed to the Counterparty). For avoidance of doubt, a TPG Successor Fund that satisfies (i) is a Future Fund.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“Identified Fund” means each TPG Fund listed on Schedule A-1 and Schedule A-2.

“IPO” means the initial underwritten public offering of PubCorp.

“IPO Date” means the closing date of the IPO.

“New Fund” means any Fund that has a First Closing after a Combination that is not an Identified Fund, a TPG Successor Fund or a Counterparty Successor Fund.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association or any other person.

“Promote Units” means the Promote Units of the TPG OG Partnerships.

“PubCo” means TPG Partners, LLC and any successor thereto, including TPG Inc. upon its conversion into a corporation in connection with the IPO.

“RemainCo Base Entitlement” means (a) with respect to any Fund that has a First Closing before the fifth anniversary of the IPO Date, the amount or calculation for Carried Interest set forth in the following table under the heading “Entitlement” across from the applicable Fund type; and (b) with respect to any Fund that has a First Closing after the fifth anniversary of the IPO Date, the Adjusted RemainCo Base Entitlement for such Fund. Notwithstanding anything herein to the contrary, the RemainCo Base Entitlement may be adjusted in accordance with Section 2.4.

Fund Type	Entitlement
Identified Fund on Schedule A-1	The portion (expressed as a percentage) of the Carried Interest of such Fund set forth opposite the name of such Fund on Schedule A-1

Identified Fund on Schedule A-2	The portion of the Carried Interest of such Fund that the TPG OG Partnerships would otherwise be entitled to; provided that, such portion shall not exceed the portion (expressed as a percentage) set forth opposite the name of such Fund on Schedule A-2

Future Fund	The Applicable RemainCo Percentage

Split Fund	50% of the Applicable RemainCo Percentage

Excluded Fund	0%

“RemainCo Clawback Obligations” means, with respect to each TPG Fund and each RemainCo Partnership, a portion of the Clawback Obligations equal to such RemainCo Partnership’s indirect ownership of the right to receive Carried Interest with respect to such TPG Fund (expressed as a percentage). For the sake of clarity, the aggregate RemainCo Clawback Obligations for each TPG Fund shall equal the RemainCo Base Entitlement with respect to such TPG Fund.

“RemainCo I” has the meaning set forth in the preamble of this Agreement.

“RemainCo II” has the meaning set forth in the preamble of this Agreement.

“RemainCo III” has the meaning set forth in the preamble of this Agreement.

“RemainCo Partnerships” has the meaning set forth in the preamble of this Agreement.

“RemainCo Loan” has the meaning set forth in Section 2.2(b).

“Reorganization” means the reorganization transactions undertaken by the RemainCo Partnerships, the TPG OG Partnerships and their respective affiliates, including as contemplated by the Reorganization Agreement, dated on or about the date hereof, and the implementing agreements contemplated thereby.

“Required Additional Performance Earnings” has the meaning set forth in Section 2.2(a).

“Shortfall” has the meaning set forth in Section 2.2(a).

“Split Fund” has the meaning set forth in Section 2.3(a).

“Target” means (i) with respect to calendar year 2022, $110,000,000, (ii) with respect to calendar year 2023, $120,000,000 and (iii) with respect to calendar year 2024, $130,000,000.

“Third Party” means any Person (or group of Persons) who are not TPG Affiliates, partners or employees and who are allocated a portion of the Carried Interest in a TPG Fund or a Fund formed as a venture between TPG and an unaffiliated third party.

“TOG” means collectively, the TPG OG Partnerships and their Affiliates.

“TPG Fund” means any Fund (whether formed before or after the date hereof) Affiliated with any TPG OG Partnership that pays Carried Interest, other than any Excluded Fund.

“TPG Holdings” means TPG Holdings, L.P., a Cayman exempted limited partnership and any successor thereto.

“TPG OG Clawback Obligations” means, with respect to any TPG Fund, all Clawback Obligations other than RemainCo Clawback Obligations (which shall be borne among the TPG OG Partnerships in a manner that corresponds to each TPG OG Partnership’s indirect ownership of the right to receive Carried Interest from such TPG Fund).

“TPG OG I” has the meaning set forth in the preamble of this Agreement.

“TPG OG II” has the meaning set forth in the preamble of this Agreement.

“TPG OG III” has the meaning set forth in the preamble of this Agreement.

“TPG OG Partnerships” has the meaning set forth in the preamble of this Agreement.

“TPG Successor Fund” means any Fund that both (i) is marketed as an immediate or subsequent successor to any Identified Fund, and (ii) has substantially the same investment mandate as its predecessor Identified Fund (as disclosed in the offering documents for such subsequent Fund as of its First Closing).

Section 1.2. Interpretation. In this Agreement and in the Schedules to this Agreement, except to the extent that the context otherwise requires: (a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement; (b) defined terms include the plural as well as the singular and vice versa; (c) words importing gender include all genders; (d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it; (e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight; (f) references to Articles, Sections, subsections, clauses and Schedules are references to Articles, Sections, subsections, clauses and Schedules to, this Agreement; (g) the word “or” is not exclusive, and has the meaning represented by the phrase “and/or,” unless the context clearly prohibits that construction; (i) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; (j) the word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (k) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE 2

PERFORMANCE ALLOCATIONS

Section 2.1. Contribution of Carried Interest.

(a) Identified Funds.

(i) TPG OG I hereby contributes to RemainCo I an equity interest in the Carry Vehicle of each Identified Fund formed before the date hereof held by TPG OG I, which will (A) entitle RemainCo I to a portion of the Carried Interest received by such Carry Vehicle with respect to such Identified Fund equal to the RemainCo Base Entitlement and (B) obligate RemainCo I to contribute to such Carry Vehicle any RemainCo Clawback Obligation of such Identified Fund that corresponds to such equity interest.

(ii) TPG OG II hereby contributes to RemainCo II an equity interest in the Carry Vehicle of each Identified Fund formed before the date hereof held by TPG OG II, which will (A) entitle RemainCo II to a portion of the Carried Interest received by such Carry Vehicle with respect to such Identified Fund equal to the RemainCo Base Entitlement and (B) obligate RemainCo II to contribute to such Carry Vehicle any RemainCo Clawback Obligation of such Identified Fund that corresponds to such equity interest.

(iii) TPG OG III hereby contributes to RemainCo III an equity interest in the Carry Vehicle of each Identified Fund formed before the date hereof held by TPG OG III an equity interest in such Carry Vehicle which will (A) entitle RemainCo III to a portion of the Carried Interest received by such Carry Vehicle with respect to such Identified Fund equal to the RemainCo Base Entitlement and (B) obligate RemainCo III to contribute to such Carry Vehicle any RemainCo Clawback Obligation of such Identified Fund that corresponds to such equity interest.

(b) The TPG OG Partnerships hereby contribute to the RemainCo Partnerships the right to receive the RemainCo Base Entitlement with respect to each Identified Fund formed after the date hereof, each Future Fund and each Split Fund, subject to the obligation to contribute the RemainCo Clawback Obligation in respect of such Funds. It is the intent of the parties hereto that each of RemainCo I, RemainCo II and RemainCo III will receive the respective portion of such rights and obligations that would have been received by TPG OG I, TPG OG II and TPG OG III, respectively, if this Section 2.1(b) were not in effect.

(c) The parties hereto acknowledge and agree that, to the extent necessary to ensure each RemainCo Partnership receives the interest contemplated by Section 2.1(a) and Section 2.1(b), the TPG OG Partnerships shall cause the TPG Funds to be organized and operated in a manner consistent with past practice and shall cause the organizational documents of each of its applicable subsidiaries to be amended to provide for the issuance of equity in such subsidiaries to the RemainCo Partnerships to give effect to the foregoing.

(d) The contributions contemplated by this Section 2.1 are intended to be treated eligible for non-recognition treatment under Section 721 of the Code and each party shall report the contributions accordingly.

Section 2.2. Performance Allocation Increases; Shortfall Loans.

(a) The RemainCo Partnerships hereby acknowledge and agree that, with respect to the calendar years 2022, 2023 and 2024, if the aggregate Carried Interest distributable in respect of the Promote Units for such calendar year is less than the Target for such calendar year (the delta between the Target and such amount, the “Shortfall”) (and, upon request by a limited partner in the RemainCo Partnerships, the TPG OG Partnerships shall provide reasonable supporting evidence for the calculation of such Shortfall), the TPG OG Partnerships (as determined by the Chief Executive Officer of PubCorp) may, pursuant to the organizational documents of the applicable Carry Vehicles, require such Carry Vehicles to distribute, directly or indirectly, additional amounts to the TPG OG Partnerships from amounts that would otherwise be distributable to the RemainCo Partnerships (the “Adjusted Carried Interest”) for such calendar year by an amount equal to the Shortfall for such year plus $10,000,000 (such amount determined by the Chief Executive Officer of PubCorp, the “Required Additional Performance Earnings”); provided that Required Additional Performance Earnings may not exceed $40,000,000 in any calendar year. Absent a determination by the TPG OG Partnerships to the contrary, the Adjusted Carried Interest shall be effected using Carried Interest from portfolio investments with the longest holding period.

(b) If the Required Additional Performance Earnings exceed the amount of Adjusted Carried Interest available to be distributed to the TPG OG Partnerships pursuant to Section 2.2(a), (i) the RemainCo Partnerships shall make a loan to the holders of the Promote Units in an amount equal to such excess (the “RemainCo Loan”), which shall be apportioned between the RemainCo Partnerships in the discretion of the general partner of the RemainCo Partnerships and (ii) an amount equal to such excess shall be treated as an additional Shortfall in the following year and shall (regardless of the year, but subject to the proviso to Section 2.2(a)) give rise to distributions under Section 2.2(a). The terms of any RemainCo Loan shall require the borrower thereunder to repay such loan to the applicable RemainCo Partnership(s) out of Carried Interest received in the following year (or years) and shall otherwise be on arm’s length terms.

Section 2.3. Determinations of Performance Allocations of New Funds.

(a) With respect to any New Fund, PubCorp shall determine in good faith, acting reasonably and in accordance with Section 2.3(b), whether such Fund is (i) primarily attributable to the Counterparty (in which case it shall be deemed an Excluded Fund), (ii) primarily attributable to TPG (in which case it shall be deemed a Future Fund) or (iii) falls into neither of the categories (i) or (ii) (any such Fund, a “Split Fund”), in each case, based upon the factors set forth in the New Fund Determination Principles set forth on Exhibit B, with those factors under the heading “First Tier” being given the most weight and those factors under the heading “Third Tier” being given the least weight in such determination.

(b) With respect to a determination by PubCorp contemplated by Section 2.3(a), PubCorp shall follow the following process: (i) first, the Executive Committee of the Board of Directors of PubCorp shall make a recommendation to the Conflicts Committee of the Board of Directors of PubCorp as to the appropriate attribution of such New Fund in accordance with Section 2.3(a), (ii) second, the Conflicts Committee of the PubCorp Board of Directors shall review such recommendation and make a final determination as to the appropriate treatment of such Fund under Section 2.3(a). For the avoidance of doubt, the determination contemplated by this Section 2.3 with respect to a New Fund shall establish the RemainCo Base Entitlement of such New Fund.

Section 2.4. Adjustments for Third Party Allocations. Notwithstanding anything to the contrary herein, in the event any Third Party forfeits any Carried Interest in a Future Fund, Identified Fund or Split Fund (e.g., due to such Third Party departing prior to the vesting of the applicable interests), then such forfeited Carried Interest shall be re-allocated pro rata to the Person or Persons whose entitlement to such Carried Interest was diluted by such allocation to the Third Party.

ARTICLE 3

CLAWBACK MATTERS

Section 3.1. Clawback Maintenance. The RemainCo Partnerships hereby agree not to make distributions (other than tax distributions) unless, after giving pro forma effect to such distributions, the RemainCo Partnerships, in aggregate, have a net asset value (calculated assuming that all outstanding RemainCo Loans, if any, have been repaid in full) equal to 150% of the hypothetical maximum Clawback Obligation as disclosed under GAAP.

Section 3.2. Clawback Obligations.

(a) With respect to each TPG Fund, RemainCo I shall be responsible for the RemainCo Clawback Obligations that correspond to the equity interests received by RemainCo I from TPG OG I pursuant to ARTICLE 2, RemainCo II shall be responsible for the RemainCo Clawback Obligations that correspond to the equity interests received by RemainCo II from TPG OG II pursuant to ARTICLE 2 and RemainCo III shall be responsible for the RemainCo Clawback Obligations that correspond to the equity interests received by RemainCo III from TPG OG III pursuant to ARTICLE 2, and in each case, the organizational documents of the applicable Carry Vehicles shall provide that the applicable RemainCo Partnership is the primary obligor with respect to such RemainCo Clawback Obligations. Each TPG OG Partnership shall be responsible for its respective TPG OG Clawback Obligations with respect to each TPG Fund.

(b) In furtherance thereof, each RemainCo Partnership shall indemnify and hold harmless the corresponding TPG OG Partnership for any RemainCo Clawback Obligations that are borne by such TPG OG Partnership and each TPG OG Partnership shall indemnify and hold harmless the corresponding RemainCo Partnership for any TPG OG Clawback Obligations that are borne by such RemainCo Partnership.

(c) In addition to the obligations set forth in Section 3.2(a) and Section 3.2(b), each RemainCo Partnership hereby unconditionally and irrevocably guarantees to TPG Holdings that, if such RemainCo Partnership fails to perform and discharge, promptly when due, any RemainCo Clawback Obligations under the applicable organizational documents of the GenPar, then such RemainCo Partnership shall forthwith, upon demand (which demand shall be for the sole purpose of providing notice to such RemainCo Partnership and shall not require Holdings to exhaust any remedy before proceeding against such RemainCo Partnership), perform and discharge the applicable RemainCo Clawback Obligations or reimburse TPG Holdings for performing and discharging such RemainCo Obligations. In furtherance of the foregoing, each RemainCo Partnership shall indemnify and hold harmless TPG Holdings for any RemainCo Clawback Obligations that are borne by TPG Holdings. TPG Holdings is a beneficiary of the guarantee and indemnity provided in this Section 3.2(c) with the right to enforce it to the extent provided herein.

(d) In the event any RemainCo Partnership is unable to satisfy its applicable RemainCo Clawback Obligations pursuant to Section 3.2(a), Section 3.2(b) or Section 3.2(c), the other RemainCo Partnerships shall guarantee performance of such first RemainCo Partnership’s obligations on a joint and several basis.

(e) Except as set forth in Section 3.2(d), the obligations of each RemainCo Partnership under this Section 3.2 are several and not joint with the obligations of any other RemainCo Partnership, and no RemainCo Partnership shall be responsible in any way for the performance of the obligations of any other RemainCo Partnership.

Section 3.3. Clawback Obligation Reporting. For as long as any RemainCo Partnership is responsible for any RemainCo Clawback Obligations, the TPG OG Partnerships shall (and shall cause their respective Affiliates and the relevant TPG Funds to):

(a) deliver to each RemainCo Partnership a calculation of such RemainCo Partnership’s hypothetical maximum Clawback Obligation with respect to each TPG Fund prior to or substantially contemporaneously with the delivery of financial reports pursuant to Section 3.03(b) of the governing document of the applicable RemainCo Partnership; and

(b) provide the RemainCo Partnerships and its advisors with reasonable access to any and all books and records relevant to the calculation of the RemainCo Clawback Obligations as of any date of determination, including reasonable access to any and all work papers, personnel or accountants used by the TPG OG Partnerships, TPG Funds or their respective Affiliates in connection therewith, including in connection with making any distributions that are subject to Section 3.1, preparing and filing or delivering, as applicable, all financial, tax or other reports required under such RemainCo Partnership’s governing documents, or any disputes, audits or other proceedings with respect to RemainCo Clawback Obligations or any of the foregoing. Such cooperation shall include the retention (for no less than six (6) years following the applicable report provided in Section 3.3(a)), and (upon a RemainCo Partnership’s reasonable request) the provision, as soon as reasonably practicable, of records and information which are reasonably relevant to any such request and making employees available on a mutually convenient basis during regular business hours to provide additional information and explanation of any material provided hereunder.

ARTICLE 4

MISCELLANEOUS

Section 4.1. Further Assurances. The parties to this Agreement shall cooperate and use all of their respective best efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the matters contemplated by this Agreement.

Section 4.2. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 4.3. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto other than pursuant to the Reorganization.

Section 4.4. Governing Law; Arbitration.

(a) The laws of the State of Delaware shall govern (i) all proceedings, claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding the validity or termination of this Agreement, or the performance or breach hereof, shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”), in accordance with its Commercial Arbitration Rules in effect at the time of the arbitration. The place of arbitration shall be Fort Worth, Texas and the proceedings shall be conducted in the English language. The arbitration shall be conducted by three arbitrators. Each arbitrator shall be a person with significant experience in the financial services industry or representing persons in the financial services industry. Each of the parties to the arbitration shall nominate one arbitrator within 15 days after delivery of a request for arbitration in writing by any of the parties. In the event that any of the parties to the arbitration fail to nominate an arbitrator as and within such time period provided in the preceding sentence, upon request of either of such parties, such arbitrator shall instead be appointed by the AAA within 15 days of receiving such request. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator within 15 days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator, then, upon request of the parties to the arbitration, the third arbitrator shall be appointed by the AAA within 30 days of receiving such request. The third arbitrator shall serve as Chairman of the arbitral tribunal. The arbitrators shall endeavor to render a final award within 90 days of submission of a request for arbitration. Failure to adhere to this time limit shall not be a basis for challenging the award. The award rendered by the arbitrators shall be final and binding on the parties thereto and judgment on such award may be entered in any court of competent jurisdiction. All costs and expenses incurred by the parties in connection with any arbitration hereunder shall be borne by the party against whom the arbitrators’ award is rendered, and such party shall promptly reimburse the party in whose favor the arbitrators’ award is rendered for any of such costs and expenses incurred by such party.

(c) By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration, and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate. In addition to the authority conferred upon the arbitrators by the rules specified above, the arbitrators shall also have the authority to grant provisional remedies, including injunctive relief.

(d) Except as may be required by applicable law or court order, the parties agree to maintain confidentiality as to all aspects of any arbitration arising out of, relating to or in connection with this Agreement, including any such arbitration’s existence and results, except that nothing herein shall prevent a party from disclosing information regarding such arbitration for purposes of enforcing the award or this arbitration clause, or in any court proceeding requesting the issuance of provisional remedies. The parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of the arbitration.

Section 4.5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 4.6. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 4.7. Counterparts. This Agreement may be executed and delivered in any number of counterparts, (including by facsimile or electronic transmission (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com), each of which shall be an original and all of which together shall constitute a single instrument.

Section 4.8. Third Party Beneficiaries. Except for TPG Holdings, which shall be an express third party beneficiary of Section 3.2, this Agreement is not intended to and shall not confer upon any Person other than the parties any rights or remedies hereunder.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first set forth above.

TPG OPERATING GROUP I, L.P.

By:
Name:
Title:

TPG OPERATING GROUP II, L.P.

By:
Name:
Title:

TPG OPERATING GROUP III, LP

By:
Name:
Title:

TARRANT REMAIN CO I, L.P.

By:
Name:
Title:

TARRANT REMAIN CO II, L.P.

By:
Name:
Title:

TARRANT REMAIN CO III, L.P.

By:
Name:
Title:

TPG PARTNERS, LLC

By:
Name:
Title:

Confidential Treatment Requested by

TPG Partners, LLC Pursuant to 17 C.F.R. § 200.83

SCHEDULE A-11

TPG Fund	RemainCo Carried Interest Allocations
TPG AAF Partners	15.0%
AfterNext HealthTech Acquisition	7.375%
TPG Alternative and Renewable Technologies Partners	50.0%
TPG Asia VI	40.0%
TPG Asia VII	15.0%
TPG Biotechnology Partners III	50.0%
TPG Biotechnology Partners IV	50.0%
TPG Biotechnology Partners V	50.0%
TPG Digital Media	12.5%
Evercare Health Fund	50.0%
TPG Growth II Gator	50.0%
TPG Golden Bear Partners	50.0%
TPG Growth II	50.0%
TPG Growth III	40.0%
TPG Growth IV	15.0%
TPG Growth V	15.0%
TPG Healthcare Partners	15.0%
TPG Lonestar I	50.0%
NewQuest Asia Funds III, IV, V, VI, VII &VIII	5.0%
TPG Pace Beneficial Finance Corp.	12.011%
TPG Pace Beneficial II Corp.	12.0%
TPG Pace Tech Opportunities II Corp.	12.0%
TPG Pace Solutions Corp.	12.475%
Nerdy Inc. / TPG Pace Tech Opportunities Corp.	12.011%
TPG Real Estate Partners III	10.0%
TPG Real Estate Partners IV	10.0%
TPG Real Estate Partners V	10.0%
TPG Real Estate Thematic Advantage Core-Plus	10.0%
The Rise Fund	2.5%
The Rise Fund II	10.0%
The Rise Fund III	10.0%
TPG Rise Climate Fund I	13.070%
TPG STAR	28.9%
TPG Strategic Capital	15.0%
TPG Financial Partners	50.0%
TPG Public Equities Long/Short & Long Only Funds	10.0%
TPG Energy Solutions	12.5%
TPG Partners VII	15.0%
TPG Partners VIII	15.0%
TPG Partners IX	15.0%
TPG Seville Partners (aka Strategic Infrastructure Fund)	40.0%
TPG Tech Adjacencies	15.0%
TPG Tech Adjacencies II	15.0%
TPG AION Partners	15.0%

[1]	Note to Draft: Schedule A-1 is subject to further change/refinement.

Confidential Treatment Requested by

TPG Partners, LLC Pursuant to 17 C.F.R. § 200.83

SCHEDULE A-22

TPG Fund	Maximum RemainCo Carried Interest Allocations
Newbridge Asia IV	Up to 50.0%
TPG Asia V	Up to 50.0%
TPG Biotechnology Partners II	Up to 35.0%
DASA Real Estate	Up to 60.0%
TPG MMI Partners	Up to 50.0%
TPG Real Estate Partners II	Up to 37.0%
TPG Partners IV	Up to 50.0%
TPG Partners V	Up to 50.0%
TPG Partners VI	Up to 50.0%

[2]	Note to Draft: Schedule A-2 is subject to further change/refinement.

Confidential Treatment Requested by

TPG Partners, LLC Pursuant to 17 C.F.R. § 200.83

SCHEDULE B

New Fund Determination Principles

First Tier Factors

•	Core competency of Counterparty vs TPG

•	Composition of track record used for marketing

•	Composition of key persons

Second Tier Factors

•	Head of investment team

•	Composition of investment team

Third Tier Factors

•	Branding

•	Which party held the requisite license before the Combination (and relative difficulty to obtain)